Registration No. 333-117492
                                                Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 2
---------------------------
(TO PROSPECTUS DATED MAY 17, 2005)

                                  $172,500,000

                             Headwaters Incorporated


              2 7/8% Convertible Senior Subordinated Notes due 2016 and Shares of Common Stock Issuable upon Conversion of the Notes

                             ----------------------

This prospectus supplement relates to the resale by the holders of 2 7/8% Convertible Senior Subordinated Notes due 2016 of Headwaters Incorporated and the shares of common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated May 17, 2005, which is to be delivered with this prospectus supplement.

The information in the table appearing under the heading "Selling
Securityholders" in the prospectus is supplemented and superseded in part by the information appearing in the table below:

                              Principal Amount                                           Number of
                                  of Notes                         Number of Shares      Shares of       Percentage of
                                Beneficially      Percentage of     of Common Stock     Common Stock      Common Stock
                             Owned that may be        Notes          Beneficially       that may be     Outstanding (%)
           Name                 Offered ($)      Outstanding (%)         Owned          Offered (1)         (2) (6)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Alscott Investments LLC (3)           2,300,000        1.3                    76,667            76,667         *
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Citigroup Global Markets              6,150,000        3.6                   205,000           205,000         *
   Ltd. (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
City of Stamford Police                 160,000         *                      5,333             5,333         *
   Pension Plan (3)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Drawbridge Convertible I              1,783,000        1.0                    59,433            59,433         *
   Ltd. (5)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Drawbridge Convertible II               571,000         *                     19,033            19,033         *
   Ltd. (5)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Drawbridge Global Macro               4,779,000        2.8                   159,300           159,300         *
   Master Fund Ltd. (5)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
J.A. & Kathryn Albertson                915,000         *                     30,500            30,500         *
   Foundation (3)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
*        Less than 1%.

         (1) Assumes conversion of all of the holder's notes at a conversion rate of 33.3333 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes - Conversion of Notes" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

         (2) Calculated based on Rule 13d-3(d)(i), using 41,357,243 shares of common stock outstanding as of April 29, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

         (3) Mr. Gerald Unterman has sole voting power over these notes and the shares of common stock issuable upon conversion of these notes.

         (4) The selling securityholder is a registered broker-dealer.

         (5) Mr. Steven Qian has sole voting power over these notes and the shares of common stock issuable upon conversion of these notes.

         (6) Assumes that any other holders of notes, or their future transferees, pledgees or donees or their successors, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                             ----------------------

Investing in the notes or our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 3 of the prospectus.

                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

             The date of this prospectus supplement is June 17, 2005